Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces 2016 First Quarter Dividend

--Company Shifts to Quarterly Assessment of Dividends
to Capitalize on Long-Term Growth Opportunities--

-- Webcast Call to be Held Today at 5:00pm EST --

INCLINE VILLAGE, Nevada, February 1, 2016 - PDL BioPharma, Inc. (NASDAQ: PDLI) today announced that its board of directors has declared a $0.05 per share dividend for the first quarter of 2016. The dividend will be paid on March 11, 2016 to all stockholders who own shares of PDL on March 4, 2016, the record date for the first quarter dividend payment.

John P. McLaughlin, president and chief executive officer of PDL, stated, “Our dividends are an important element of our commitment to return value to our shareholders. Currently, as a provider of alternative sources of capital, we are in a unique position to capitalize on a highly favorable environment for such providers. These current prospects, and our approximately $219 million in cash and equivalents as of December 31, 2015, will allow us to make significant strategic investments that will drive long-term growth and therefore greater value for our shareholders. As a result, the Board evaluated the quarterly dividend based upon a number of factors, all relating to the strong prospects for the long-term growth of PDL.”

The Company believes PDL’s prospects in 2016 are very strong. In particular, factors the board assessed to determine the dividend payment amount included:

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The need to retain a sizeable cash position in order to capitalize on potential income-generating deals that could provide significantly greater long-term benefits to the company and its shareholders. In particular, PDL already has seen an increase in deal flow as companies are impacted by the broader equity and debt market shift to less favorable terms.

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The expiration of the Queen et al. patents associated with a number of PDL’s revenue-generating assets. In preparation and to mitigate the impact, the Company has committed more than $1 billion to acquire other income generating assets not covered by these patents that should continue to generate income for PDL. As expected, the impact of the expiration of Queen et al. patents will begin to be reflected with the second quarter 2016 revenues.

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The vast majority of companies that pay dividends evaluate their dividend disbursements on a quarterly, rather than annual basis. Based on PDL’s research, PDL was only one of two companies out of 308 that employed the annual assessment. PDL will now adopt the more common practice of announcing its dividend payout on a quarterly basis in order to better evaluate alternative opportunities for maximizing long-term growth.

Stockholders desiring to purchase shares with rights to the dividend must ensure that their trades are executed prior to the "ex-dividend" date and settled prior to the record date. NASDAQ generally establishes an ex-dividend date that is two business days prior to the record date. Investors should consult with their brokers or financial advisors regarding their specific situations.

Webcast Conference Call Today at 5:00pm EST
PDL will hold a conference call to discuss these developments today at 5:00 p.m. Eastern Time.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 42602091. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through February 8, 2016, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 42602091.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma
PDL manages a portfolio of patents and royalty assets, consisting of its Queen et al. patents, license agreements with various biotechnology and pharmaceutical companies, and royalty and other assets acquired. To acquire new income generating assets, PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has committed over $1 billion and funded approximately $924 million in these investments to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on acquiring new income generating assets, the management of its intellectual property and income generating assets, and maximizing value for its stockholders.

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Cautionary Statements Concerning Forward-Looking Statements

This Press Release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or predictions of future conditions, events or results based on various assumptions and management's estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", "projects", "forecasts", "may", "should", variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product development, product potential or financial performance. As all dividend payments are subject to compliance with legal requirements, dividend announcements constitute "forward-looking" statements and could be withdrawn prior to payment at the discretion of the Company's board of directors. Our financial performance could affect or limit the ability of our board of directors to declare or pay a dividend. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect the business of PDL and its markets, particularly those discussed in the risk factors and cautionary statements contained in the Company's 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2015, as updated by subsequent periodic reports. All forward-looking statements are expressly qualified in their entirety by such factors. The forward-looking statements are representative only as of the date they are made, and PDL assumes no responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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